CERTIFICATE OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                               DATALINK.NET, INC.

Datalink.net, Inc., a corporation organized and existing under the Nevada General Corporation Law, does hereby certify that its Articles of Incorporation are to be amended as follows.

FIRST: The following Articles of the Corporation's Articles of Incorporation are hereby amended to read as follows:

                                    ARTICLE I
                                      NAME

         The name of the corporation shall be: Semotus Solutions, Inc.

SECOND: The foregoing Amendment was adopted by written unanimous consent of the Board of Directors of the Corporation on November 20, 2000, in accordance with the provisions of Sections 78.315.2 and 78.390.1(a) of the Nevada General Corporation Law.

THIRD: The foregoing Amendment was approved by the affirmative vote of holders of shares representing a majority of the voting power of each class or series of the Corporation's voting shares on January 11, 2001, in accordance with the provisions of Sections 78.320.2 and 78.390.1(b) of the Nevada General Corporation Law.


IN WITNESS WEREOF, Datalink.net, Inc. has caused this Certificate of Amendment to be signed and acknowledged by its President and Secretary this 12th day of January, 2001.


DATALINK.NET, INC.


BY:  /s/ Anthony N. LaPine
         Anthony N. LaPine, President


BY:  /s/ Tali Durant
         Tali Durant, Secretary